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                                                              Exhibit 11.1

                         C-CUBE MICROSYSTEMS INC.

                     COMPUTATION OF EARNINGS PER SHARE
                       Quarter Ended March 31, 1996
                 (in thousands, except per share amounts)


                                                    Quarter Ended March 31,
                                                     ---------------------
                                                       1996          1995
                                                     -------        ------
Net income                                           $13,581        $3,194
                                                     =======        ======
Weighted average common shares outstanding            32,742        31,276
Common share equivalents related to stock options      3,300         2,340
                                                     -------        ------
Weighted average common and equivalent shares         36,042        33,616
                                                     =======        ======
Net income per share                                   $0.38         $0.10
                                                     =======        ======